Exhibit 23.3

CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the Registration Statement on Form S-8 filed by MB Financial, Inc. pertaining to the MB Financial, Inc. 401(k) Profit Sharing Plan of our report dated February 9, 2001, on our audit of the consolidated balance sheet of MB Financial, Inc. and Subsidiaries as of December 31, 2000, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the two years in the period ending December 31, 2000, prior to its 2001 merger with MidCity Financial Corporation, included in the Annual Report on Form 10-K and amended on Form 10-K/A for the year ended December 31, 2001.

/s/ McGLADREY & PULLEN, LLP
Schaumburg, Illinois
August 8, 2002